Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health Reports First Quarter Fiscal Year 2025 Results and Raises Fiscal Year 2025 Outlook

•Revenue decreased 4% to $52.3 billion; revenue increased 15% excluding the impact of the previously communicated large customer contract expiration
•GAAP1 operating earnings were $568 million; GAAP diluted EPS was $1.70
•Non-GAAP operating earnings increased 12% to $625 million, driven by significant growth in Pharmaceutical and Specialty Solutions segment profit
•Non-GAAP diluted EPS increased 9% to $1.88
•Fiscal year 2025 non-GAAP EPS guidance2 raised to $7.75 to $7.90, from $7.55 to $7.70

DUBLIN, Ohio, November 1, 2024 - Cardinal Health (NYSE: CAH) today reported first quarter fiscal year 2025 revenue of $52.3 billion, a decrease of 4% from the first quarter of fiscal year 2024. First quarter revenue increased 15% excluding the impact of the previously communicated large customer contract expiration. First quarter GAAP operating earnings were $568 million and GAAP diluted earnings per share (EPS) were $1.70. First quarter non-GAAP operating earnings increased 12% to $625 million, driven by significant growth in Pharmaceutical and Specialty Solutions segment profit. Non-GAAP diluted EPS increased 9% to $1.88, due to the increase in non-GAAP operating earnings and a lower share count following share repurchase activity, partially offset by an increase in interest and other expense and a higher non-GAAP effective tax rate.

"We began fiscal 2025 by delivering strong operational and financial performance, led by the Pharmaceutical and Specialty Solutions segment," said Jason Hollar, CEO of Cardinal Health. "The strength and resiliency of our largest and most significant business continues to shine, giving us confidence to raise our fiscal 2025 enterprise guidance only a quarter into the year. Across the business, we remain focused on executing our plan to best serve our customers and create value for our shareholders."

Q1 FY25 summary

	Q1 FY25	Q1 FY24[3]	Y/Y
Revenue	$52.3 billion	$54.7 billion	(4)%
Operating earnings/(loss)	$568 million	$(32) million	N.M.
Non-GAAP operating earnings	$625 million	$557 million	12%
Net earnings/(loss) attributable to Cardinal Health, Inc.	$416 million	$(12) million	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$460 million	$430 million	7%
Effective Tax Rate	23.0%	75.1%
Non-GAAP Effective Tax Rate	23.0%	20.9%
Diluted EPS attributable to Cardinal Health, Inc.	$1.70	$(0.05)	N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.88	$1.72	9%

Cardinal Health

Segment results

Pharmaceutical and Specialty Solutions segment

	Q1 FY25	Q1 FY24	Y/Y
Revenue	$48.0 billion	$50.6 billion	(5)%
Segment profit	$530 million	$456 million	16%
First quarter revenue for the Pharmaceutical and Specialty Solutions segment decreased 5% to $48.0 billion. First quarter revenue increased 16% excluding the impact of the customer contract expiration, driven by brand and specialty pharmaceutical sales growth from existing customers.

Pharmaceutical and Specialty Solutions segment profit increased 16% to $530 million in the first quarter, driven by a higher contribution from brand and specialty products, including the earlier seasonal launch of COVID-19 vaccine distribution, and positive generics program performance. This growth was partially offset by the customer contract expiration.

Global Medical Products and Distribution segment

	Q1 FY25	Q1 FY24	Y/Y
Revenue	$3.1 billion	$3.0 billion	3%
Segment profit	$8 million	$12 million	N.M.
First quarter revenue for the Global Medical Products and Distribution segment increased 3% to $3.1 billion, driven by volume growth from existing customers.

Global Medical Products and Distribution segment profit decreased to $8 million in the first quarter, primarily due to higher manufacturing and health and welfare costs, largely offset by an improvement in net inflationary impacts, including mitigation initiatives, and growth from existing customers.

Other4

	Q1 FY25	Q1 FY24	Y/Y
Revenue	$1.2 billion	$1.1 billion	13%
Segment profit	$104 million	$96 million	8%
First quarter revenue for Other increased 13% to $1.2 billion, driven by growth across the three operating segments: at-Home Solutions, Nuclear and Precision Health Solutions and OptiFreight Logistics.

Other segment profit increased 8% to $104 million in the first quarter, driven by the performance of OptiFreight Logistics.

Fiscal year 2025 outlook2

The company raised its fiscal 2025 guidance range for non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. to $7.75 to $7.90, from $7.55 to $7.70.

This guidance includes an update to the company’s Pharmaceutical and Specialty Solutions segment profit outlook to 4% to 6% growth, from 1% to 3% growth. The company also updated its Global Medical Products and Distribution segment profit outlook to $140 million to $175 million, from approximately $175 million, primarily due to the impact of higher health and welfare costs. Additionally, the company updated expectations for its adjusted free cash flow to $1.0 billion to $1.5 billion, from approximately $1.0 billion.

Cardinal Health

Recent highlights
•Cardinal Health announced in September that the company entered into a definitive agreement to acquire Integrated Oncology Network (ION), a physician-led independent community oncology network, for $1.1B in cash. The acquisition accelerates the development of Navista oncology alliance, providing additional capabilities supporting independent community practices and adding more than 100 providers delivering broad-reaching oncology and urology care across 10 states.
•Cardinal Health initiated a $375M accelerated share repurchase program in the first quarter, which was completed in October
•Cardinal Health announced plans to open a new, modernized distribution center in Walton Hills, Ohio, supporting its Global Medical Products and Distribution business, in spring 2025
•Cardinal Health was ranked 17th on World's Best Companies of 2024 list by TIME

Upcoming webcasted investor events
•UBS Global Healthcare Conference at 11:00 a.m. EST, November 12, 2024
•Citi Global Healthcare Crossroads Conference at 8:00 a.m. EST, December 3, 2024
•Evercore ISI Healthcare Conference at 1:30 p.m. EST, December 3, 2024
•J.P. Morgan Healthcare Conference, January 13-16, 2025

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. EDT to discuss first quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available on the Investor Relations page for 12 months.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals and specialty products; a global manufacturer and distributor of medical and laboratory products; a supplier of home-health and direct-to-patient products and services; an operator of nuclear pharmacies and manufacturing facilities; and a provider of performance and data solutions. Our company’s customer-centric focus drives continuous improvement and leads to innovative solutions that improve people’s lives every day. Learn more about Cardinal Health at cardinalhealth.com and in our Newsroom.

Contacts
Media: Erich Timmerman, Erich.Timmerman@cardinalhealth.com and 614.757.8231
Investors: Matt Sims, Matt.Sims@cardinalhealth.com and 614.553.3661

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.
2The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.
3The first quarter fiscal 2024 GAAP results reflect the effects of a pre-tax goodwill impairment charge related to the Global Medical Products and Distribution segment of $585 million.
4Other includes the following three operating segments: Nuclear and Precision Health Solutions (NPHS), at-Home Solutions and OptiFreight Logistics, which are not significant enough individually to require reportable segment disclosure.

Cardinal Health

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue,” "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include the risk that we may fail to achieve our strategic objectives, including the continued execution of the GMPD Improvement Plan, whether as a result of our expectations for Cardinal Health Brand sales or ongoing inflationary pressures; competitive pressures in Cardinal Health's various lines of business, including the risk that customers may reduce purchases made under their contracts with us or terminate or not renew their contracts or the risk that we may fail to offset the impact of a recent significant customer loss; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals, including as a result of possible legislative action; risks arising from our ongoing audits with the IRS, including the risk that the IRS may disagree with certain positions we have taken, which may result in an increase to our effective tax rate or other costs; risks associated with litigation matters, including an Department of Justice investigation focused on potential violations of the Anti-Kickback Statute and False Claims Act; the risk that events outside of our control, such as weather or geopolitical events, may impact demand for our products or may cause supply shortages that impact our ability to fulfill customer demand; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture or other components of our generics programs; the possibility that our At-Home unit goodwill could become impaired due to changes to our long-term financial plan, increases in global interest rates or unfavorable changes in the U.S. statutory tax rate. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management’s views as of November 1, 2024. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this report can or will be achieved or completed. Cardinal Health provides definitions and reconciliations of non-GAAP financial measures and their most directly comparable GAAP financial measures at ir.cardinalhealth.com.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings/(Loss) (Unaudited)

	First Quarter
(in millions, except per common share amounts)	2025	2024	% Change
Revenue	$52,277	$54,650	(4)%
Cost of products sold	50,375	52,907	(5)%
Gross margin	1,902	1,743	9%

Operating expenses:
Distribution, selling, general and administrative expenses	1,277	1,186	8%
Restructuring and employee severance	24	25
Amortization and other acquisition-related costs	74	64
Impairments and (gain)/loss on disposal of assets, net [1]	(1)	541
Litigation (recoveries)/charges, net	(40)	(41)
Operating earnings/(loss)	568	(32)	N.M.

Other (income)/expense, net	(5)	1
Interest expense, net	32	11	N.M.
Earnings/(loss) before income taxes	541	(44)	N.M.

Provision for/(benefit from) income taxes [2]	124	(33)	N.M.
Net earnings/(loss)	417	(11)	N.M.

Less: Net earnings attributable to noncontrolling interests	(1)	(1)
Net earnings/(loss) attributable to Cardinal Health, Inc.	$416	$(12)	N.M.

Earnings/(loss) per common share attributable to Cardinal Health, Inc.:
Basic	$1.71	$(0.05)	N.M.
Diluted	1.70	(0.05)	N.M.

Weighted-average number of common shares outstanding:
Basic	243	249
Diluted	245	249
1 For the three months ended September 30, 2023, impairments and (gain)/loss on disposal of assets, net include pre-tax goodwill impairment charges of $585 million related to the GMPD segment.
2 For fiscal 2024, the net tax benefits related to this impairment charge was $45 million and was included in the annual effective tax rate. As a result, the tax benefits for the three months ended September 30, 2023 increased approximately by an incremental $102 million, and increased the provision for income taxes during the remainder of fiscal 2024.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	September 30, 2024	June 30, 2024
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$2,867	$5,133
Trade receivables, net	11,781	12,084
Inventories, net	15,619	14,957
Prepaid expenses and other	2,591	2,663
Assets held for sale	47	47
Total current assets	32,905	34,884

Property and equipment, net	2,535	2,529
Goodwill and other intangibles, net	6,388	6,450
Other assets	1,231	1,258
Total assets	$43,059	$45,121

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$30,365	$31,759
Current portion of long-term obligations and other short-term borrowings	940	434
Other accrued liabilities	3,373	3,447
Total current liabilities	34,678	35,640

Long-term obligations, less current portion	4,224	4,658
Deferred income taxes and other liabilities	7,433	8,035

Total shareholders’ deficit	(3,276)	(3,212)
Total liabilities and shareholders’ deficit	$43,059	$45,121

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	First Quarter
(in millions)	2025	2024
Cash flows from operating activities:
Net earnings/(loss)	$417	$(11)

Adjustments to reconcile net earnings/(loss) to net cash provided by/(used in) operating activities:
Depreciation and amortization	182	172
Impairments and (gain)/loss on sale of other investments	1	—
Impairments and (gain)/loss on disposal of assets, net	(1)	541
Share-based compensation	30	29
Provision for bad debts	16	9
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Decrease in trade receivables	288	58
Increase in inventories	(678)	(1,073)
Increase/(decrease) in accounts payable	(1,394)	1,762
Other accrued liabilities and operating items, net	(508)	(959)
Net cash provided by/(used in) operating activities	(1,647)	528

Cash flows from investing activities:
Proceeds from divestitures, net of cash sold	2	—
Additions to property and equipment	(90)	(92)
Proceeds from disposal of property and equipment	—	1
Proceeds from net investment hedge terminations	—	28
Net cash used in investing activities	(88)	(63)

Cash flows from financing activities:
Reduction of long-term obligations	(9)	(7)
Net tax withholdings from share-based compensation	(28)	(28)
Dividends on common shares	(128)	(131)
Purchase of treasury shares	(375)	(500)
Net cash used in financing activities	(540)	(666)

Effect of exchange rates changes on cash and equivalents	9	(5)

Net decrease in cash and equivalents	(2,266)	(206)
Cash and equivalents at beginning of period	5,133	4,076
Cash and equivalents at end of period	$2,867	$3,870

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

	First Quarter

	Pharmaceutical and Specialty Solutions		Global Medical Products and Distribution		Other
(in millions)	2025	2024	2025	2024	2025	2024
Revenue
Amount	$47,990	$50,588	$3,123	$3,032	$1,186	$1,051
Growth rate	(5)%	11%	3%	(2)%	13%	9%

Segment profit
Amount	$530	$456	$8	$12	$104	$96
Growth rate	16%	14%	N.M.	N.M.	8%	(3)%
Segment profit margin	1.10%	0.90%	0.26%	0.40%	8.77%	9.13%

The sum of the components and certain computations may reflect rounding adjustments.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)	Provision for/		Net			Diluted
		Margin		SG&A2	Operating	Earnings	Before	(Benefit from)	Net	Earnings[3]	Effective		EPS[3]
	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A2	Rate	(Loss)	Rate	Taxes	Taxes	(Loss)[3]	Rate	Rate	EPS[3,4]	Rate
	First Quarter 2025
GAAP	$1,902	9%	$1,277	8%	$568	N.M.	$541	$124	$416	N.M.	23.0%	$1.70	N.M.
Restructuring and employee severance	—		—		24		24	6	18			0.07
Amortization and other acquisition-related costs	—		—		74		74	20	54			0.22
Impairments and (gain)/loss on disposal of assets, net	—		—		(1)		(1)	—	(1)			—
Litigation (recoveries)/charges, net	—		—		(40)		(40)	(12)	(28)			(0.11)
Non-GAAP	$1,902	9%	$1,277	8%	$625	12%	$598	$138	$460	7%	23.0%	$1.88	9%
	First Quarter 2024
GAAP	$1,743	9%	$1,186	(1)%	$(32)	N.M.	$(44)	$(33)	$(12)	N.M.	75.1%	$(0.05)	N.M.
Restructuring and employee severance	—		—		25		25	7	18			0.07
Amortization and other acquisition-related costs	—		—		64		64	17	47			0.19
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		541		541	135	406			1.63
Litigation (recoveries)/charges, net	—		—		(41)		(41)	(12)	(29)			(0.12)
Non-GAAP	$1,743	9%	$1,186	—%	$557	37%	$545	$114	$430	37%	20.9%	$1.72	50%
1 For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2 Distribution, selling, general and administrative expenses.
3 Attributable to Cardinal Health, Inc.
4 For the three months ended September 30, 2023, GAAP diluted EPS and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 249 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the period. For the three months ended September 30, 2023, non-GAAP diluted EPS is calculated using a weighted average of 250 million common shares, which includes potentially dilutive shares.
5 For the three months ended September 30, 2023, impairments and (gain)/loss on disposals of assets, net includes a pre-tax goodwill impairment charge of $585 million, related to the GMPD segment. For fiscal 2024, the net tax benefit related to this charge was $45 million and was included in the annual effective tax rate. As a result, the tax benefit for the three months ended September 30, 2023 increased approximately by an incremental $102 million, and increased the provision for income taxes during the remainder of fiscal 2024.
The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation - GAAP Cash Flow to Non-GAAP Adjusted Free Cash Flow

	First Quarter
(in millions)	2025	2024
GAAP - Cash Flow Categories
Net cash provided by/(used in) operating activities	$(1,647)	$528
Net cash used in investing activities	(88)	(63)
Net cash used in financing activities	(540)	(666)
Effect of exchange rates changes on cash and equivalents	9	(5)
Net decrease in cash and equivalents	$(2,266)	$(206)

Non-GAAP Adjusted Free Cash Flow
Net cash provided by/(used in) operating activities	$(1,647)	$528
Additions to property and equipment	(90)	(92)
Payments related to matters included in litigation (recoveries)/charges, net	376	542
Non-GAAP adjusted free cash flow	$(1,361)	$978
For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.

Schedule 7
Cardinal Health, Inc. and Subsidiaries
Revenue Growth Rates Excluding OptumRx

	Consolidated				Pharmaceutical and Specialty Solutions
(in millions)	FY25 Q1	FY24 Q1	Growth Rate	(in millions)	FY25 Q1	FY24 Q1	Growth Rate
Total Revenue	$52.3	$54.7	(4)%	Total Pharmaceutical and Specialty Solutions Revenue	$48.0	$50.6	(5)%
less: OptumRx Revenue	—	9.3		less: OptumRx Revenue	—	9.3
Revenue, excluding OptumRx	$52.3	$45.4	15%	Pharmaceutical and Specialty Solutions Revenue, excluding OptumRx	$48.0	$41.3	16%

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals due to changes in estimates or when the underlying assessments were invalidated by a Court or reimbursed by manufacturers.
•Shareholder cooperation agreement costs includes costs such as legal, consulting, and other expenses incurred in relation to the agreement (the "Cooperation Agreement") entered into among Elliott Associates, L.P., Elliott International, L.P. (together, "Elliott") and Cardinal Health. These include costs incurred to negotiate and finalize the Cooperation Agreement and costs incurred by the Business Review Committee of the Board of Directors formed under this Cooperation Agreement, tasked with undertaking a comprehensive review of our strategy, portfolio, capital-allocation framework, and operations. We have excluded these costs from our non-GAAP metrics because they do not occur in or reflect the ordinary course of our ongoing business operations and may obscure analysis of trends and financial performance.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business and include, but are not limited to, costs related to divestitures, closing and consolidating facilities, changing the way we manufacture or distribute our products, moving manufacturing of a product to another location, changes in production or business process outsourcing or insourcing, employee severance, and realigning operations.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.
•Impairments and gain or loss on disposal of assets, net are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current, and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount.
•Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Non-GAAP adjusted free cash flow: We provide this non-GAAP financial measure as a supplemental metric to assist readers in assessing the effects of items and events on our cash flow on a year-over-year basis and in comparing our performance to that of our peer group companies. In calculating this non-GAAP metric, certain items are excluded from net cash provided by operating activities because they relate to significant and unusual or non-recurring events and are inherently unpredictable in timing and amount. We believe adjusted free cash flow is important to management and useful to investors as a supplemental measure as it indicates the cash flow available for working capital needs, debt repayments, dividend payments, share repurchases, strategic acquisitions, or other strategic uses of cash. A reconciliation of our GAAP financial results to Non-GAAP adjusted free cash flow is provided in Schedule 6 of the financial statement tables included with this release.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2024 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $3.49 to $18.06, which includes a $17.54 charge related to the opioid litigation we recognized in fiscal 2020.

Definitions

Growth rate calculation: growth rates in this report are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Interest and Other, net: other (income)/expense, net plus interest expense, net.
Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general, and administrative expenses).
Segment Profit margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits).
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding state opioid assessment related to prior fiscal years and shareholder cooperation agreement costs.
Non-GAAP operating earnings: operating earnings/(loss) excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) shareholder cooperation agreement costs, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, net, and (7) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings/(loss) before income taxes excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) shareholder cooperation agreement costs, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, net, (7) litigation (recoveries)/charges, net and (8) loss on early extinguishment of debt.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings/(loss) attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) shareholder cooperation agreement costs, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, net, (7) litigation (recoveries)/charges, net and (8) loss on early extinguishment of debt.
Non-GAAP effective tax rate: provision for/(benefit from) income taxes adjusted for the tax impacts of (1) LIFO charges/(credits), (2) state opioid assessment related to prior fiscal years, (3) shareholder cooperation agreement costs, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, net, (7) litigation (recoveries)/charges, net and (8) loss on early extinguishment of debt divided by (earnings before income taxes adjusted for the eight items above).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.
Non-GAAP adjusted free cash flow: net cash provided by operating activities less payments related to additions to property and equipment, excluding settlement payments and receipts related to matters included in litigation (recoveries)/charges, net, as defined above, or other significant and unusual or non-recurring cash payments or receipts.